Exhibit 23.3

The Board of Directors
Home Federal Bancorp, Inc. of Louisiana:

We consent to the use of our report included herein and the reference to our firm under the headings of "Experts" in the prospectus of Home Federal Bancorp, Inc. of Louisiana, which is a part of Amendment No.1 to the Registration Statement on Form S-1 for Home Federal Bancorp, Inc. of Louisiana and a part of Form AC for Home Federal Mutual Holding Company.

/s/ Heard, McElroy & Vestal, L.L.P.
April 30, 2008
Shreveport, Louisiana